UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2010

FIRST AMERICAN FINANCIAL

CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2010, The First American Corporation (“FAC”) completed a transaction (the “Separation”) by which it separated into two independent, publicly traded companies through the distribution (the “Distribution”) of all of the outstanding shares of its subsidiary, First American Financial Corporation (the “Company”), to the holders of FAC’s common shares as of May 26, 2010 (the “Record Date Shareholders”). After the Distribution, the Company owned the businesses that comprised FAC’s financial services businesses and FAC retained its information solutions businesses. On June 1, 2010, FAC will reincorporate in the state of Delaware and assume the name CoreLogic, Inc. (“CoreLogic”).

To effect the Separation, FAC and the Company entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) that governs the rights and obligations of the Company and CoreLogic regarding the Distribution. It also governs the relationship between the Company and CoreLogic subsequent to the completion of the Separation and provides for the allocation between the Company and CoreLogic of FAC’s assets and liabilities. In connection with the Separation, the Company and FAC also entered into a Tax Sharing Agreement, dated June 1, 2010 (the “Tax Sharing Agreement”) and FAC issued a promissory note to the Company, dated June 1, 2010 (the “Promissory Note”).

The summary in this Item 1.01 of the Separation and Distribution Agreement, Tax Sharing Agreement and Promissory Note, as defined below, is qualified in its entirety by reference to the complete terms and conditions of such agreements attached as Exhibits 10.1, 10.2 and 10.3, respectively.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the Company’s agreements with FAC regarding the principal transactions necessary to separate the Company from FAC. It also sets forth the terms of other agreements that govern certain aspects of CoreLogic’s relationship with the Company after the completion of the Separation.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies assets, liabilities and contracts to be allocated between CoreLogic and the Company as part of the Separation and describes the transfers, assumptions and assignments of these assets, liabilities and contracts. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities primarily related to the Company’s business—primarily the business and operations of FAC’s title insurance and services segment and specialty insurance segment—have been retained by or transferred to the Company;

•

All of the assets and liabilities primarily related to CoreLogic’s business—primarily the business and operations of FAC’s data and analytic solutions, information and outsourcing solutions and risk mitigation and business solutions segments—have been retained by or transferred to CoreLogic;

•

On the record date for the Distribution, FAC would issue to the Company and its principal title insurance subsidiary, First American Title Insurance Company (“FATICO”) a number of shares of its common stock that would result in the Company and FATICO collectively owning approximately $250 million of CoreLogic’s issued and outstanding common stock following the Separation, which the Company and FATICO are expected to dispose of within five years following the Separation. Pursuant to this provision, FAC issued 5,173,306 shares to the Company and 7,759,959 shares to FATICO on May 26, 2010;

•

Each of the Company and CoreLogic have assumed or retained any liabilities relating to their respective employees in respect of the period prior to, on or following the effective time of the Separation and Distribution Agreement;

•

The Company would effectively assume $200 million of the outstanding liability for indebtedness under FAC’s senior secured credit facility. This assumption would occur through the Company drawing and transferring $200 million under its credit facility to CoreLogic in connection with the Separation. The remainder of the outstanding debt under FAC’s credit facility, as well as its publicly issued debt, would remain with CoreLogic following the Separation. With respect to other outstanding indebtedness of FAC, each party or one of its subsidiaries would assume or retain the liability relating to any of its or its subsidiaries’ or controlled affiliates’ indebtedness; and

•

Subject to certain exceptions, including those set forth in the Tax Sharing Agreement, each of the Company and CoreLogic would assume 50 percent of certain contingent and other liabilities of FAC, which include certain legal contingencies and actions with respect to the Separation or the Distribution made or brought by any third party.

Further Assurances

To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated on or prior to June 1, 2010, the parties have agreed in the Separation and Distribution Agreement to cooperate to effect such transfers as promptly as practicable. In addition, each party has agreed to cooperate with the other and use reasonable best efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

The Distribution

The Separation and Distribution Agreement also governs the rights and obligations of the Company and FAC regarding the Distribution. On June 1, 2010, FAC caused its agent to distribute to the Record Date Shareholders, including the Company, all of the outstanding shares of the Company. The Company has cancelled the shares received by it and FATICO and, consequently, has approximately 104 million shares outstanding.

Right of First Refusal

The Separation and Distribution Agreement gives the Company the right to purchase the equity or assets of the entity or entities directly or indirectly owning the real property databases owned by CoreLogic upon the occurrence of certain triggering events. Each triggering event involves the direct or indirect purchase of the databases by a title insurance underwriter (or its affiliate) or an entity licensed as or acting in concert with a title insurance underwriter, including a transaction where a title insurance underwriter (or its affiliate) acquires control over CoreLogic. The purchase price would be paid in cash and the amount would be determined either by an appraisal or by reference to the purchase price offered by the title insurance underwriter. This purchase right expires June 1, 2020.

Releases and Indemnification

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party has released and forever discharged each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the date of the Separation and Distribution Agreement. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course of business trade payables and receivables.

In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of FAC’s financial services business with the Company and financial responsibility for the obligations and liabilities of FAC’s information solutions business with CoreLogic. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its respective affiliates and subsidiaries and each of its respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and

•	any breach by such party of the Separation and Distribution Agreement.

Employee Matters

The Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the Separation, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations.

The Separation and Distribution Agreement also provides that outstanding FAC stock options and restricted stock unit awards would be adjusted as described below. All outstanding FAC equity-based awards, whether vested or unvested, other than those granted to FAC’s chairman and chief executive officer, would convert into awards with respect to shares of common stock of the company that continues to employ the holder following the Separation. The number of shares underlying each such award and, with respect to options, the per share exercise price of each such award, would be adjusted to maintain, on a post-Separation basis, the pre-Separation value of such awards. With respect to outstanding FAC equity-based awards granted to FAC’s chairman and chief executive officer, half of the awards would be converted into the Company’s awards and the other half into CoreLogic awards at the same time and in the same manner as other employees of the Company and CoreLogic, respectively. The number of shares of common stock subject to any adjusted stock option or adjusted RSU would be rounded down to the nearest whole share, and the per share exercise price of each adjusted stock option would be rounded up to the nearest whole cent.

Insurance

The Separation and Distribution Agreement provides the Company the right to report claims under insurance policies in effect as of the Separation for occurrences prior to the Separation and sets forth procedures for the administration of insured claims. In addition, the agreement allocates between the Company and CoreLogic the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies.

The Company and CoreLogic each maintain a variety of commercial insurance programs. All of these programs are subject to the terms and conditions, policy limits and deductibles of the applicable insurance policies. The facts and circumstances of each pre-Separation claim will govern the determination of whether the occurrence is covered by existing insurance policies.

Dispute Resolution

In the event of any dispute arising out of the Separation and Distribution Agreement, the Company’s and CoreLogic’s general counsels, chief financial officers and such other executive officers designated by each party will negotiate to resolve the dispute. If they are unable to resolve the dispute within 30 days then the general counsels, chief financial officers and chief executive officers of each party shall negotiate for an additional period of up to 15 days. If, after such period, these officers are unable to resolve the dispute then, unless agreed otherwise, the dispute will be resolved through binding arbitration. In all matters involving only claims for monetary damages, each party will be required to submit a proposed resolution and the arbitrators shall be limited to electing only one of the proposals submitted. The parties also mutually may elect to resolve any dispute by litigation.

Other Matters Governed by the Separation and Distribution Agreement

Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Sharing Agreement

The Tax Sharing Agreement governs the Company’s and CoreLogic’s respective rights, responsibilities, and obligations after the Distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the Distribution to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and taxes incurred in connection with certain internal transactions undertaken in anticipation of the Separation.

In general, pursuant to the Tax Sharing Agreement, CoreLogic will prepare and file the consolidated federal income tax return, and any other tax returns that include both CoreLogic (or any of its subsidiaries) and the Company (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the date of the Distribution, with the appropriate tax authorities and will prepare and file all separate company tax returns of CoreLogic and its subsidiaries. The Company will prepare and file all tax returns that include solely the Company and/or its subsidiaries for all taxable periods. In general, CoreLogic controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the CoreLogic group and any other tax returns for which it is responsible, except that the Company has certain participation rights to the extent that it is liable for any taxes shown on such returns.

The Tax Sharing Agreement generally provides that, with respect to any consolidated tax return that includes the members of the Company’s group and the CoreLogic group, (a) the Company is generally responsible for all taxes that are attributable to members of the Company’s group of companies or the assets, liabilities or businesses of the Company’s group of companies (including any such liabilities arising from adjustments to prior year or partial year with respect to 2010), except with respect to the 2009 taxable year in which case the Company is liable for 75 percent of such taxes as shown on the 2009 consolidated tax return, and (b) CoreLogic is generally responsible for all taxes attributable to members of the CoreLogic group of companies or the assets, liabilities or businesses of the CoreLogic group of companies (including any such liabilities arising from adjustments to prior year or partial year with respect to 2010), except with respect to the 2009 taxable year in which case CoreLogic is additionally liable for 25 percent of all taxes attributable to the Company’s group as shown on the 2009 consolidated tax return. The Company’s group and the CoreLogic group will each be liable for taxes reflected in their respective separate group tax returns. Notwithstanding the foregoing, the Company and CoreLogic will each be liable for one-half of the taxes as shown on the applicable tax return arising from the internal transactions undertaken prior to the Distribution that are expected to be taxable. If the Distribution itself, or certain preparatory internal transactions that are undertaken in connection therewith and are expected to be tax-free become taxable for U.S. federal income tax purposes, or if there is an increase in taxes resulting from the taxable internal transactions undertaken in connection with the Separation other than due to an action or omission of either party, the Company and CoreLogic will share the resulting tax liability equally. If such taxes arise as a result of action or omission of either party, such party will generally be liable for 100 percent of such taxes. To the extent that the parties have made any payments to each other prior to the Distribution on account of taxes for which they are liable under the Agreement, such payments will be treated as an offset to amounts owed under the Tax Sharing Agreement.

Under the Tax Sharing Agreement, the Company and CoreLogic generally may not (a) take or fail to take any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the Separation to be untrue, (b) take or fail to take any other action that would cause the Separation or any internal transaction expected to be tax-free to lose its tax favorable treatment under the Code, (c) sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the Separation and (d) other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the Separation. During the 25-month period, the Company and CoreLogic may take certain actions otherwise prohibited by these covenants if (i) it obtains the other party’s prior written consent, or (ii) it provides the other party with an IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax-free nature of the Separation.

Notwithstanding the receipt of any such IRS ruling or tax opinion, each party will be required to indemnify the other party for any taxes and related losses resulting from (a) any act or failure to act by such party described in the covenants above, (b) any acquisition of equity securities or assets of such party or any member of its group, or (c) any breach by such party or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the Separation.

The IRS private letter ruling includes a representation that the Company and FATICO will dispose of the CoreLogic shares held by them as of the date of the Distribution as soon as such disposition is practicable and consistent with the business purposes of the retention of the stock (as set forth in the IRS private letter ruling), but in no event later than five years after the Distribution. In the event that either the Company or FATICO holds the CoreLogic shares longer than such time, it is possible that the IRS may determine upon audit that the Distribution and/or the internal transactions could be treated as taxable to FAC and/or its shareholders. If such a determination were made, then pursuant to the Tax Sharing Agreement, the Company would be responsible for all taxes imposed on the Company and CoreLogic due to its failure to dispose of the CoreLogic shares (unless the failure of the Company or FATICO to dispose of such shares was attributable to CoreLogic’s failure to comply with its obligations set forth in the Separation and Distribution Agreement to register such shares). Further, if the Company fails to comply with any other of its representations in its private letter ruling and the IRS determines that the Distribution or the internal transactions are taxable, the Company would likewise be responsible under the Tax Sharing Agreement for all taxes imposed on the Company and CoreLogic due to such failure.

The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the CoreLogic consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters.

Promissory Note

On June 1, 2010, CoreLogic issued the Promissory Note, in the principal amount of $19,900,000, to the Company. The Promissory Note accrues interest at 6.52 percent per annum. Interest is first due July 1, 2010 and payable quarterly thereafter. The Promissory Note, together with all accrued and unpaid interest, is due and payable on May 31, 2017.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information included in Item 1.01 is incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

The information included in Item 5.03 is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The information included in Item 1.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Meeting and Board Organization

On May 31, 2010, Kenneth D. DeGiorgio resigned as a director of the Company, and, subsequently, FAC, as sole stockholder of the Company, held the Company’s 2010 annual meeting of stockholders. The names of the persons who were nominated and elected to serve as directors of the Company and the classes to which such directors were elected are listed below, together with a tabulation of the results of the voting at the annual meeting with respect to each nominee. All nominees were elected. Class I’s term will expire at the Company’s 2011 annual meeting, Class II’s term will expire at the Company’s 2012 annual meeting and Class III’s term will expire at the Company’s 2013 annual meeting.

Name of Nominee	Class	Votes For
Bruce S. Bennett	I	100
James L. Doti	I	100
Virginia M. Ueberroth	I	100

George L. Argyros	II	100
Glenn C. Christenson	II	100
Frank E. O’Bryan	II	100
Herbert B. Tasker	II	100

Parker S. Kennedy (Chairman)	III	100

William G. Davis	III	100
Lewis W. Douglas, Jr.	III	100
Dennis J. Gilmore	III	100

Outstanding FAC equity-based awards held by these directors converted into awards based in Company stock in the same manner applicable to employees, except that half of Mr. Kennedy’s awards converted into awards based in CoreLogic stock, as described above in Item 1.01.

The members of the audit committee of the board of directors are Messrs. Christenson (chair), Doti and O’Bryan. The members of the compensation committee of the board of directors are Messrs. Douglas (chair), Christenson, Davis and Tasker. The members of the nominating and corporate governance committee are Messrs. Davis (chair), Argyros, Bennett and Douglas and Ms. Ueberroth.

Staking Grants

On May 27, 2010, a subcommittee of FAC’s compensation committee consisting of the members of the Company’s compensation committee, approved the awarding of the following performance based restricted stock units (“PBRSUs”) to the Company’s named executive officers in connection with the Separation:

Dennis J. Gilmore, chief executive officer	$3,000,000
Kenneth D. DeGiorgio, executive vice president	$1,400,000

For this purpose, the number of units to be awarded each officer is determined by dividing the dollar amount set forth above by the closing price of the Company’s stock on the date of grant. In general, up to one third of the PBRSUs will vest on each of the third, fourth and fifth anniversaries of the Distribution date if and only if the recipient remains employed by the Company and the Company, as of such potential vesting date, has met the compounded annual total stockholder return criteria, as follows: If the Company’s compounded annual total stockholder return from the Distribution date equals at least 10 percent, then 50 percent of the PBRSUs eligible for vesting as of the applicable date will vest. If the Company’s annual total stockholder return from the Distribution date equals at least 12 percent, then 100 percent of the PBRSUs eligible for vesting as of the applicable date will vest. To the extent the total return is between 10 percent and 12 percent, then between 50 percent and 100 percent of the eligible PBRSUs will vest on a proportionate basis. If less than 100 percent vesting occurs on a vesting date, then the PBRSUs that did not vest will carry-forward for potential vesting on any subsequent potential vesting dates.

Total stockholder return is defined to include appreciation in the Company’s stock price and dividends paid to stockholders. Dividends are deemed reinvested in the Company’s stock. For the purpose of measuring total stockholder return the initial price will equal the average closing price on the trading days during the 60-day period starting on the date of grant, which initial price will be compared to the highest average price on any 20 consecutive trading days. The awards provide for potential pro rata vesting (to the extent the total stockholder return targets are met) in the event of death, disability, and termination without cause prior to the vesting dates, as well as provisions providing for a determination of the extent to which the stockholder return targets are met prior to the vesting dates in the event of a change in control prior to the vesting dates. A complete copy of the form of award agreement is attached hereto as Exhibit 10.9.

These awards were granted in connection with the Separation on June 1, 2010.

Executive Compensation

On February 23, 2010, FAC’s compensation committee approved certain executive officer salaries, target bonus amounts and maximum long term incentive RSU awards for the Company’s named executive officers.

Prior to the Separation, Mr. Kennedy’s 2010 salary was $675,000, with a pre-Separation annualized target bonus amount of $2,075,000 and a maximum annualized long term incentive RSU amount of $850,000. Mr. Kennedy’s post-spin compensation with respect to the Company will be determined by the Company’s compensation committee.

Prior to the Separation, Mr. Gilmore’s 2010 salary was $650,000, with an annualized target bonus of $1,690,000 and an annualized long term incentive RSU award amount of $850,000. On June 1, 2010, in connection with Mr. Gilmore becoming the chief executive officer of the Company, his salary was increased to $750,000, with a target bonus of $2,100,000 and a maximum long term incentive RSU award of $900,000, in each case on an annualized basis. The ultimate 2010 target bonus and maximum long term incentive RSU opportunity will be determined by pro-rating the pre-Separation and post- Separation amounts based on the number of days before and after the June 1, 2010, Distribution date.

Prior to the Separation, Mr. DeGiorgio’s 2010 salary was $400,000, with an annualized target bonus of $650,000 and an annualized maximum long term incentive RSU award opportunity of $325,000. In connection with the consummation of the Separation, Mr. DeGiorgio’s salary was increased to $500,000, with a target bonus of $800,000 and a maximum long term incentive RSU award of $375,000, in each case on an annualized basis. Mr. DeGiorgio’s ultimate 2010 target bonus and maximum long term incentive RSU opportunity will be determined by pro-rating the pre-Separation and post-Separation amounts based on the number of days before and after the June 1, 2010, Distribution date.

Mr. Valdes’ 2010 salary, target bonus and maximum long term incentive RSU amounts are $350,000, $500,000 and $175,000, respectively.

In recognition of their significant efforts towards the consummation of the Separation, Messrs. DeGiorgio and Valdes will receive one-time cash bonuses of $800,000 and $225,000, respectively.

On February 23, 2010, FAC’s compensation committee also determined the criteria upon which the target bonuses for Messrs. Kennedy, DeGiorgio, Gilmore and Valdes are anticipated to be adjusted in determining the annual incentive bonus amounts for services rendered during 2010.

Mr. Gilmore’s 2010 annual incentive bonus will be determined by adjusting the target bonus amount based on objective financial criteria in two areas (subject to certain specified adjustments that may be made at the discretion of the compensation committee), each of which has associated with it a threshold, target and superior level of achievement. Fifty percent of Mr. Gilmore’s target bonus amount adjusts based on the extent that actual return on equity for the Company deviates from budgeted return on equity and fifty percent adjusts based on the extent to which the actual pretax profit margin of the Company deviates from the budgeted margin. At threshold, target and superior performance levels, fifty percent, one hundred percent and one hundred seventy five percent of the target bonus amount is payable, respectively. Performance on each measure could range from zero to above one hundred seventy five percent to a maximum of two hundred fifty percent on a linear basis, provided that the total bonus payment is capped at one hundred seventy five percent of the target. It is anticipated that Mr. Gilmore’s bonus will be paid fifty percent in cash and fifty percent in RSUs vesting in four equal annual increments commencing on the first anniversary of the date of grant.

It is anticipated that half of Mr. Kennedy’s pre-Separation 2010 bonus will be determined by adjusting the target bonus amount in the same manner as Mr. Gilmore’s bonus, and that the other half will be adjusted pursuant to the criteria applicable to the chief executive officer of CoreLogic, excluding the portion thereof that relates to subjective criteria. The post-Separation portion of Mr. Kennedy’s target bonus with respect to the Company and the criteria for adjusting such target will be determined by the Company’s compensation committee.

Mr. DeGiorgio’s and Mr. Valdes’ annual incentive bonus will be determined in the same manner as Mr. Gilmore’s bonus amount, with the percentage to be paid in RSUs dependent upon their respective total compensation amounts for the year.

Letter Agreement and Change in Control Agreement

In connection with the Separation, on May 31, 2010, the Company, FAC and Mr. Kennedy entered into a letter agreement with respect to Mr. Kennedy’s post-Separation benefits from the Company and CoreLogic. The agreement generally establishes the benefits programs in which Mr. Kennedy will be permitted to participate following the Separation, certain allocations of assets and liabilities associated with Mr. Kennedy’s benefits and certain reimbursement arrangements between the Company and CoreLogic with respect thereto. The agreement also provides that half of Mr. Kennedy’s outstanding equity awards would be converted into Company awards and the other half into CoreLogic awards in connection with the Separation. The Company believes that the agreement provides for, in the aggregate, a full level of benefits for Mr. Kennedy without any significant duplication of benefits in connection with the Separation.

Pursuant to the letter agreement described above, the Company also entered into a change in control agreement with Mr. Kennedy and FAC on May 31, 2010. Under the agreement a “change in control” means any one of the following: (a) a merger or consolidation of the Company in which the Company’s shareholders end up owning less than 50 percent of the voting securities of the surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company; (c) a change in the composition of the Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or (d) the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 25 percent of the Company’s voting securities.

Following a change in control of the Company, if the termination of Mr. Kennedy’s employment occurs without cause or if he terminates his employment for good reason or for any reason within 30 days following the first anniversary of the change in control, the Company will pay the following benefits in one lump sum within ten business days:

•    Mr. Kennedy’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;

•    an annual incentive bonus for the year in which the termination occurs in an amount equal to the highest annual incentive bonus paid to the executive during the last four completed fiscal years of the Company, prorated through the date of termination;

•    accrued and unpaid vacation pay;

•    unreimbursed business expenses;

•    three times (or two times in the case of a termination by Mr. Kennedy for any reason during the 30-day period following the first anniversary of a change in control) the executive officer’s annual base salary in effect immediately prior to the date of termination; and

•    three times (or two times in the case of a termination by Mr. Kennedy for any reason during the 30-day period following the first anniversary of a change in control) the highest annual incentive bonus paid to the executive officer during the last four completed fiscal years.

In the event of a change in control and a related termination of employment from the Company while the agreement is in effect with respect to both the Company and CoreLogic the amounts described above will generally be calculated based on (a) 50 percent of the combined compensation Mr. Kennedy receives from the Company and CoreLogic for post-Separation periods and/or (b) 100 percent of the compensation received from FAC for pre-Separation periods (to the extent applicable). In the event the agreement is in place with respect to the Company and not with respect to CoreLogic at the time the Company experiences a change in control, the benefit described above will generally be calculated based on (i) 100 percent of Mr. Kennedy’s compensation from the Company for post-Separation periods and/or (ii) 50 percent of the compensation received from FAC for pre-Separation periods (to the extent applicable).

In addition, for a period of 24 months following such a termination, the Company will provide the same level of benefits and perquisites that the executive officer received at the time of termination or, if more favorable to the executive officer, at the time at which the change in control occurred. These benefits include tax-qualified and nonqualified savings plan benefits, medical insurance, disability income protection, life insurance coverage and death benefits. To the extent that Mr. Kennedy cannot participate in the plans previously available, the Company will provide such benefits on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available from subsequent employers.

The change in control agreements provide that if any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax), applies to the benefits payable under the agreement or otherwise, the Company will reimburse Mr. Kennedy for any such excise taxes, plus any additional excise or income taxes resulting from that payment.

The change in control agreement has an initial term through December 31, 2010 and automatically extends for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term. Upon the occurrence of a change in control, the term of the agreement is automatically extended until three years following the date of the change in control.

The summary in this Item 5.02 of the letter agreement and the change in control agreement is qualified in its entirety by reference to the complete terms and conditions of such agreements attached hereto as Exhibits 10.7 and 10.8, respectively.

The information included in Item 1.01 is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 28, 2010, the Company amended and restated it certificate of incorporation. For a summary of material terms of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), see the Description of Capital Stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 28, 2010. The Amended and Restated Certificate of Incorporation of the Company is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Company’s Bylaws are filed as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.06 Change in Shell Company Status

The information included in Item 1.01 is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

On May 28, 2010, FAC, as sole stockholder of the Company, held a special meeting of stockholders at which it voted all 100 shares held by it in favor of approving the Amended and Restated Certificate of Incorporation, the First American Financial Corporation 2010 Employee Stock Purchase Plan and the First American Financial Corporation 2010 Incentive Compensation Plan.

The information included in Item 5.02 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of First American Financial Corporation dated May 28, 2010.

3.2	Bylaws of First American Financial Corporation.

10.1	Separation and Distribution Agreement by and between The First American Corporation and First American Financial Corporation dated as of June 1, 2010.

10.2	Tax Sharing Agreement by and between The First American Corporation and First American Financial Corporation dated as of June 1, 2010.

10.3	Promissory Note issued by The First American Corporation to First American Financial Corporation, dated June 1, 2010.

10.4	First American Financial Corporation Executive Supplemental Benefit Plan, effective June 1, 2010.

10.5	First American Financial Corporation Deferred Compensation Plan, effective June 1, 2010.

10.6	First American Financial Corporation 2010 Incentive Compensation Plan, approved May 28, 2010.

10.7	Letter Agreement among First American Financial Corporation, The First American Corporation and Parker S. Kennedy, dated May 31, 2010.

10.8	Change in Control Agreement among First American Financial Corporation, The First American Corporation and Parker S. Kennedy, dated May 31, 2010.

10.9	Form of Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement approved May 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: June 1, 2010	By:	/s/ Kenneth D. DeGiorgio
		Name:	Kenneth D. DeGiorgio
		Title:	Executive Vice President and General Counsel